EXHIBIT 99.1

Federated National Holding Company Reports Second Quarter 2015 Basic Net Income of $0.86 per Share and Other Results of Operations

SUNRISE, Fla., Aug. 5, 2015 (GLOBE NEWSWIRE) -- Federated National Holding Company (the "Company") (Nasdaq:FNHC) today reported results for the quarter ended June 30, 2015.

Highlights:

  39.2% increase in Florida homeowners' policies to approximately 212,500 as measured against the same three-month period last year
  23.0% increase in gross premiums written to $132.0 million as measured against the same three-month period last year
  19.4% increase in book value per share, including non-controlling interest, to $16.86 and a 10.0% increase in book value per share, excluding non-controlling interest, to $15.54 each as compared to December 31, 2014

Michael H. Braun, the Company's Chief Executive Officer and President, said "I am pleased to announce that our business continues to demonstrate strong momentum with solid organic growth in both written premiums and policy count. In addition, Monarch National Insurance Company commenced operations during the quarter and was rolled out to our partner agents in a gradual controlled manner. We remain committed to growing and managing our business in a manner that produces consistent results over the long-term by working with our partner agents to write sustainable business. I am proud of this company, its exceptional management team and employees, and everything we are achieving for our insureds, partner agents and shareholders. We feel the Company is very well positioned for long-term growth and success."

Second Quarter 2015 Financial Review

  For the three months ended June 30, 2015, the Company reported net income of $11.7 million, or $0.86 per share on 13.72 million average undiluted shares outstanding and $0.84 per share on 13.98 million average diluted shares outstanding, compared with net income of $11.6 million, or $1.04 per share on 11.10 million average undiluted shares outstanding and $1.01 per share on 11.48 million average diluted shares outstanding in the same three-month period last year.

  For the six months ended June 30, 2015, the Company reported net income of $21.0 million, or $1.54 per share on 13.69 million average undiluted shares outstanding and $1.50 per share on 13.98 million average diluted shares outstanding, compared with net income of $20.0 million, or $1.81 per share on 11.02 million average undiluted shares outstanding and $1.75 per share on 11.41 million average diluted shares outstanding in the same six-month period last year.

  Gross premiums written increased $24.6 million, or 23.0%, to $132.0 million for the three months ended June 30, 2015, compared with $107.4 million for the same three-month period last year. Homeowners' gross premiums written increased $24.9 million, or 25.3%, to $123.5 million for the three months ended June 30, 2015, compared with $98.6 million for the same three-month period last year.

  Gross premiums written increased $50.2 million, or 26.7%, to $238.7 million for the six months ended June 30, 2015, compared with $188.5 million for the same six-month period last year. Homeowners' gross premiums written increased $48.7 million, or 28.2%, to $221.3 million for the six months ended June 30, 2015, compared with $172.6 million for the same six-month period last year.

  Gross premiums written relating to Monarch National Insurance Company's operations totaled $0.5 million for the three and six months ended June 30, 2015.

  Net premiums earned decreased $2.2 million, or 4.3%, to $49.2 million for the three months ended June 30, 2015, compared with $51.4 million for the same three-month period last year. This quarter over quarter decrease is a direct result of ceding $20.1 million of premium in accordance with our quota share treaty.

  Net premiums earned decreased $1.4 million, or 1.5%, to $94.0 million for the six months ended June 30, 2015, compared with $95.4 million for the same six-month period last year.  This six-month decrease as compared to prior year same period is a direct result of ceding $39.0 million of premium in accordance with our quota share treaty.

  Total revenues decreased $0.2 million, or 0.4%, to $58.8 million for the three months ended June 30, 2015, compared with $59.0 million for the same three-month period last year. This quarter over quarter decrease is a direct result of ceding $20.1 million of premium offset by the recording of $1.75 million in contingent income in accordance with our quota share treaty.

  Total revenues increased $5.0 million, or 4.6%, to $113.7 million for the six months ended June 30, 2015, as compared with $108.7 million for the same six-month period last year. This six-month marginal increase as compared to prior year same period is a direct result of ceding $39.0 million of premium offset by the recording of $3.5 million in contingent income in accordance with our quota share treaty.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) tomorrow, August 6, 2015.  The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company.  Messrs. Braun and Prygelski invite interested parties to listen to the conference on line at http://www.fednat.com/investors/conference-calls/ or call by dialing toll free (800) 514-8534.  Listeners interested in participating in the Q&A session should dial toll free (877) 303-6913.

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners' multi-peril ("homeowners"), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company also serves as managing general agent for its joint venture, Monarch National. The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company's business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; the reliability of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2015	2014	2015	2014
Net premiums earned	$49,226,814	$51,433,016	$94,012,337	$95,437,030
Commission income	1,307,638	1,223,421	2,433,188	2,177,131
Finance revenue	468,743	347,932	897,233	658,992
Direct written policy fees	2,611,974	2,352,130	5,103,770	4,179,015
Net investment income	1,701,413	1,301,822	3,247,652	2,308,345
Net realized investment gains	913,183	2,056,282	2,617,153	3,387,607
Other income	960,043	288,733	2,337,667	569,998
Quota-share and profit sharing, net	1,600,215	--	3,076,997	--

Total revenue	58,790,023	59,003,336	113,725,997	108,718,118

Expenses:
Losses and loss adjustment expense	23,148,396	24,522,788	47,097,757	45,350,301
Operating and underwriting expenses	6,795,632	4,201,044	13,117,589	7,867,934
Salaries and wages	5,012,966	3,448,166	10,150,919	6,498,106
Amortization of deferred policy acquisition costs	5,108,250	8,837,737	10,151,877	17,279,907
Interest expense	85,833	--	85,833	--

Total expenses	40,151,077	41,009,735	80,603,975	76,996,248

Income before provision for income tax expense	18,638,946	17,993,601	33,122,022	31,721,870
Provision for income tax expense	6,754,766	6,439,709	12,465,363	11,745,033
Income before non-controlling interest	11,884,180	11,553,892	20,656,659	19,976,837

Non-controlling interest	149,918	--	(361,357)	--

Net income	$11,734,262	$11,553,892	$21,018,016	$19,976,837

Basic net income per share	$0.86	$1.04	$1.54	$1.81
Fully diluted net income per share	$0.84	$1.01	$1.50	$1.75

Weighted average number of common shares outstanding	13,722,205	11,096,317	13,689,380	11,022,889

Weighted average number of common shares outstanding (assuming dilution)	13,984,596	11,481,319	13,978,010	11,407,576
Dividends paid per share	$0.04	$0.03	$0.08	$0.06

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	06/30/15	12/31/14
Total Cash and Investments	$462,339,793	$370,919,843
Total Assets	$601,062,208	$503,631,308
Unpaid Losses and Loss Adjustment Expense	$88,082,349	$78,330,355
Total Liabilities	$369,627,095	$311,052,142
Total Shareholders' Equity	$231,435,113	$192,579,166
Common Stock Outstanding	13,724,189	13,632,414
Book Value Per Share including non-controlling interest	$16.86	$14.13
Book Value Per Share excluding non-controlling interest	$15.54	$14.13

	3 Months Ending		6 Months Ending
Gross Premiums Written	06/30/15	06/30/14	06/30/15	06/30/14
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$123,498	$98,598	$221,276	$172,578
Automobile	2,383	3,212	5,845	5,672
Commercial General Liability	3,762	3,168	7,732	6,312
Federal Flood	2,376	2,375	3,868	3,893

Total	$132,019	$107,353	$238,721	$188,455

	3 Months Ending		6 Months Ending
Gross Premiums Earned	06/30/15	06/30/14	06/30/15	06/30/14
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$94,565	$66,973	$182,217	$124,460
Automobile	2,786	2,919	5,872	5,405
Commercial General Liability	3,383	2,746	6,505	5,307
Federal Flood	1,907	1,646	3,740	3,218

Total	$102,641	$74,284	$198,334	$138,390

	3 Months Ending		6 Months Ending
Loss Ratios	06/30/15	06/30/14	06/30/15	06/30/14

Net Loss Ratio All Lines	47.02%	47.68%	50.10%	47.52%
Gross Loss Ratio All Lines	32.85%	35.91%	32.26%	35.28%

FEDERATED NATIONAL HOLDING COMPANY
Contingent 30% Quota-Share Profit Sharing Analysis
(Unaudited)

	Three months ended
I. Income Statement	June 30, 2015	ITD (Inception to Date)

Revenue

Gross premiums written	$ --	$ --
Gross premiums ceded	(26,090,178)	(119,845,707)

Net premiums written	(26,090,178)	(119,845,707)

Change in Ceded Unearned Premiums	(5,946,514)	(46,340,483)

Net premiums earned	(20,143,664)	(73,505,224)

QS Profit Sharing Income (Note 1)	1,750,000	7,000,000

Total Revenue	(18,393,664)	(66,505,224)

Expenses

Loss & LAE	(7,808,266)	(25,683,524)
DPAC, amortization	(7,274,499)	(26,407,231)
Total Expenses	(15,082,765)	(52,090,755)

Pretax Income / Loss (PTI / PTL)	$ (3,310,899)	$ (14,414,469)

II. Ratio Analysis

Net Ceded Earned Premium incl XOL (Note 2)	$20,143,664	$73,505,224
Total Loss and LAE	7,808,266	25,683,524
Net Loss Ratio incl XOL	38.8%	34.9%

Net Ceded Earned Premium excl XOL	$27,269,073	$99,506,192
Total Loss and LAE	7,808,266	25,683,524
Net Loss Ratio excl XOL	28.6%	25.8%

III. Economic Impact

GAAP Quota Share PTI/(PTL)	$ (3,310,899)	$ (14,414,469)

Reinsurance Save less XOL Allowance (Note 3)	3,662,584	14,431,500

Net QS GAAP Impact on PTI	$351,685	$17,031

Note 1: The profit sharing income we will ultimately earn under this quota share agreement is contingent upon certain criteria specified within the agreement, and this accrual could be reversed and / or increased under certain circumstances.

Note 2: XOL refers to traditional Excess of Loss reinsurance

Note 3: Calculation = (Ceded GWP excl XOL discount x Reins cost %) - (Ceded GWP excl XOL disc x XOL disc %)
Q2 = (35,319,045 x 36.5%) - (35,319,045 x 26.13%)

CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company